QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(1)(iv)

OFFER TO PURCHASE FOR CASH
ALL AMERICAN DEPOSITARY SHARES,
EACH REPRESENTING THE RIGHT
TO RECEIVE ONE ORDINARY SHARE
OF
INSTRUMENTATION LABORATORY S.P.A.
AT
U.S.$0.98 PER ADS
BY
IZASA DISTRIBUCIONES TÉCNICAS S.A.
A MAJORITY OWNED SUBSIDIARY OF GRUPO CH-WERFEN, S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME), ON WEDNESDAY, MARCH 15, 2006, UNLESS THE OFFER IS EXTENDED.

        February 10, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Izasa Distribuciones Técnicas S.A., a corporation organized under the laws of The Kingdom of Spain (the "Offeror") and a majority owned subsidiary of Grupo CH-Werfen, S.A., a corporation organized under the laws of The Kingdom of Spain (the "Parent"), to act as the Depositary and information agent in connection with the Offeror's Offer (as defined below) to purchase any and all of the outstanding American depositary shares ("ADSs"), each representing the right to receive one ordinary share, par value €0.33 per share, of Instrumentation Laboratory S.p.A., a company incorporated under the laws of The Republic of Italy (the "Company"), for U.S.$0.98 in cash per ADS (such amount, or any greater amount per ADS paid pursuant to the Offer (as defined below), being referred to herein as the "Offer Price"). The Offer Price will be paid in cash, net to the seller, without interest, with respect to all ADSs purchased. The Offer (as defined below) is subject to the terms and conditions set forth in the Offer to Purchase dated February 10, 2006 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together, as amended from time to time, constitute the "Offer"). The Offeror will purchase all ADSs validly tendered and not withdrawn, upon the terms and subject to the conditions described in the Offer.

        THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF ADSs BEING TENDERED. THE OFFEROR IS NOT REQUIRED TO PURCHASE ANY ADSs UNLESS THE CONDITIONS ARE MET. THESE CONDITIONS INCLUDE THE REQUIREMENT THAT THE PURCHASE OF ADSs PURSUANT TO THE OFFER WILL SUFFICIENTLY REDUCE THE NUMBER OF RECORD HOLDERS OF ADSs TO PERMIT THE COMPANY TO SUSPEND OR TERMINATE ITS REPORTING OBLIGATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE OFFEROR RESERVES THE RIGHT TO WAIVE ITS CONDITIONS. THE OFFER IS SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS AS WELL. SEE "THE OFFER—9. CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.

        We are asking you to contact your clients for whom you hold ADSs registered in your name (or in the name of your nominee) or who hold ADSs registered in their own names. Please bring the Offer to their attention as promptly as possible.

        For your information and for forwarding to your clients, we are enclosing the following documents:

        1.     Offer to Purchase, dated February 10, 2006;

        2.     Letter of Transmittal to be used by holders of ADSs in accepting the Offer and tendering ADSs, including, Guidelines for Certification of Taxpayer Identification Number on Substitute Forms W-9;

        3.     Notice of Guaranteed Delivery to be used to accept the Offer if the certificates representing ADSs are not immediately available (or if the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach The Bank of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase); and

        4.     A letter which may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME), ON WEDNESDAY, MARCH 15, 2006, UNLESS THE OFFER IS EXTENDED.

        In all cases, payment for ADSs accepted for payment pursuant to the Offer will be made only after timely receipt (taking into account any Notice of Guaranteed Delivery) by the Depositary of (i) certificates evidencing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)); (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer; and (iii) any other required documents.

        If holders of ADSs wish to tender, but it is impracticable for them to forward their required documents or to complete the procedures for delivery by book-entry transfer on a timely basis, as soon as possible and, in any event, prior to the Final Expiration Date, a tender may be effected by following the guaranteed delivery procedure described in "THE OFFER—3. Procedure for Tendering ADSs" in the Offer to Purchase.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of ADSs residing in any jurisdiction in which making or accepting the Offer would not be in compliance with securities, blue sky or other laws of such jurisdiction.

        The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary as described in the Offer to Purchase), in connection with the solicitation of tenders of ADSs pursuant to the Offer. The Offeror, however, will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Offeror will not pay or cause to be paid any stock transfer taxes payable with respect to the transfer of ADSs to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        NONE OF THE COMPANY, ANY OF ITS DIRECTORS OR OFFICERS, THE OFFEROR, THE PARENT, JOSÉ MARIA RUBIRALTA OR FRANCISCO RUBIRALTA MAKES ANY RECOMMENDATION TO ANY HOLDER OF ADSs WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY ADSs. EACH HOLDER OF ADSs MUST INDIVIDUALLY DECIDE WHETHER TO TENDER ADSs AND, IF SO, HOW MANY ADSs TO TENDER.

        Any inquiries you may have with respect to the Offer should be addressed to us.

Very truly yours,

THE BANK OF NEW YORK

        Tender & Exchange Department—11W
101 Barclay Street
New York, NY 10286
(800) 507-9357

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON AN AGENT OF THE OFFEROR, INFORMATION AGENT, DEPOSITARY OR THE PARENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

QuickLinks

OFFER TO PURCHASE FOR CASH ALL AMERICAN DEPOSITARY SHARES, EACH REPRESENTING THE RIGHT TO RECEIVE ONE ORDINARY SHARE OF INSTRUMENTATION LABORATORY S.P.A. AT U.S.$0.98 PER ADS BY IZASA DISTRIBUCIONES TÉCNICAS S.A. A MAJORITY OWNED SUBSIDIARY OF GRUPO CH-WERFEN, S.A.
THE BANK OF NEW YORK